                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                           (Amendment No.   2   )

                        Morgan Stanley Asia Pacific Fund
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                                (Name of Issuer)

                                 Common  Stock
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                         (Title of class of securities)

                                   61744U106
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                                 (CUSIP number)


Check the following box if a fee is being paid with this statement / / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).
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CUSIP No.         61744U106              13G               Page  2 of  6 Pages

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      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                    Morgan Stanley Group Inc.
                    IRS # 13-283-8891
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      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)   /  /
                                                                   (b)  /  /

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      3      SEC USE ONLY


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      4      CITIZENSHIP OR PLACE OF ORGANIZATION
                    The state of organization is Delaware.

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    NUMBER OF                    5    SOLE VOTING POWER
     SHARES                                         0
  BENEFICIALLY                  -----------------------------------------------
    OWNED BY                     6    SHARED VOTING POWER
      EACH                                  4,447,466
    REPORTING                   -----------------------------------------------
   PERSON WITH                   7    SOLE DISPOSITIVE POWER
                                                    0
                                -----------------------------------------------
                                 8    SHARED DISPOSITIVE POWER
                                            5,631,927
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      9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 5,631,927

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     10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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     11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                     7.86%

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     12  TYPE OF REPORTING PERSON*
                 IA, CO
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                   *  SEE INSTRUCTIONS BEFORE FILLING OUT  !

CUSIP No.     61744U106           13G                   Page    3 of  6 Pages

Item 1 (a)                 Name of Issuer
------------               ------------------

                           Morgan Stanley Asia Pacific Fund

Item 1 (b)                 Address of issuer's principal executive offices
------------               ---------------------------------------------------

                           1221 Avenue of the Americas
                           New York, New York 10020

Item 2 (a)                 Name of person filing
------------               -----------------------------

                           Morgan Stanley Group Inc.


Item 2 (b)                 Principal business office
------------               -----------------------------

                           1585 Broadway
                           New York, New York 10036

Item 2 (c)                 Citizenship
------------               -----------------

                           Incorporated by reference to Item 4 of the cover page.

Item 2 (d)                 Title of class of Securities
------------               ---------------------------------

                           Common Stock

Item 2 (e)                 Cusip No.
------------               ----------------

                           61744U106

 Item 3                    Morgan Stanley Group Inc. is (e) an Investment Adviser registered
------------               under section 203 of the Investment Advisers Act of 1940.

 Item 4                    Ownership
------------               ---------------

                           Incorporated by reference to Items (5) - (9) and (11) of the cover page.

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CUSIP No.   61744U106               13G                  Page   4 of  6 Pages

Item  5            Ownership of 5 Percent or Less of a Class
-------            -----------------------------------------

                   Inapplicable

Item  6            Ownership of More than 5 Percent on Behalf of Another Person
-------            ------------------------------------------------------------

                   Accounts managed on a discretionary basis by wholly-owned subsidiaries of Morgan Stanley Group Inc. are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities.  No such account holds more than 5 percent of the class.

Item  7            Identification and Classification of the Subsidiary Which Acquired
-------            ------------------------------------------------------------------
                   the Security Being Reported on By the Parent Holding Company
                   ------------------------------------------------------------

                   Inapplicable

Item  8            Identification and Classification of Members of the Group
-------            ---------------------------------------------------------

                   Inapplicable

Item  9            Notice of Dissolution of Group
-------            ------------------------------

                   Inapplicable

Item  10           Certification
--------           -------------

                   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.  61744U106                  13G                    Page 5 of 6 Pages


                        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         Date :         February 4, 1997

         Signature :    /s/ EDWARD J. JOHNSEN
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         Name / Title:  Edward J. Johnsen / Vice-President Morgan Stanley & Co. Incorporated
                        ---------------------------------------------------------------------
                        MORGAN STANLEY GROUP INC.


                        INDEX TO EXHIBITS                                 PAGE
                        -----------------                                 ----

         EXHIBIT  1     Secretary's Certificate Authorizing Edward J.        6
         ------------   to Sign on behalf of Morgan Stanley Group Inc.